EX-99.1

Press Release
EMCORE Corporation Reports Fiscal 2005 Fourth Quarter and Year-end Results
  Fiscal 2005 revenues increase 37% to $127.6 million;
  Fourth quarter revenues increase 11% sequentially and 45% year over year to $37 million;
  Company increases revenue guidance for first quarter to $39 million

SOMERSET, New Jersey, November 16, 2005 -- EMCORE Corporation (NASDAQ: EMKR), a leading provider of compound semiconductor-based components and subsystems for the broadband, fiber optic, satellite, and wireless communications markets, today announced its financial results for the fiscal 2005 fourth quarter and year ended September 30, 2005.

Revenues for the fourth quarter of fiscal 2005 were $37.0 million, an increase of 45% from the $25.5 million reported in the fourth quarter of fiscal 2004, and an increase of $3.8 million, or 11%, from the $33.2 million in the previous quarter. All three of the Company’s operating segments; Fiber Optics, Photovoltaics and Electronic Materials and Devices, posted revenue increases both sequentially and year over year. Revenues for Electronic materials and devices of $3.5 million represented an increase of 6% sequentially and 35% year over year. Photovoltaics revenues of $9.3 million represented an increase of 6% sequentially and 12% year over year. Fiber optic revenues of $24.2 million represented an increase of 15% sequentially and 66% year over year. Gross margins were 18% representing an increase of 14 percentage points, or $5.5 million, from the same period a year ago. Sequentially, gross margins decreased 2 percentage points, adversely impacted by approximately $3 million of cost-reimbursable satellite contracts. For the year ended September 30, 2005, revenues totaled $127.6 million, an increase of 37% or $34.5 million, as compared to the $93.1 million recorded for the year ended September 30, 2004.

For the quarter ended June 30, 2005, the Company incurred $1.8 million of charges in connection with the announced closing of the City of Industry facility. The Company anticipated spending an additional $1 million during the fourth quarter of fiscal 2005 and first quarter of fiscal 2006 in connection with the closing of this facility and transitioning operations to New Mexico. In August 2005, the Company announced the receipt of a contract valued in excess of $8 million and has delayed the closing of this facility for approximately one year. As a result, until the facility closes, the Company no longer classifies these expenses as restructuring charges, but includes them in selling, general and administrative expenses. During the fourth quarter, the Company incurred $684,000 of severance and City of Industry related charges included in selling, general, and administrative expenses.

Operating expenses, excluding this $684,000, totaled $10.1 million, an increase of $700,000 or 7% from the same quarter last year. Sequentially, operating expenses, excluding severance and City of Industry related charges, remained flat. For the year ended September 30, 2005, operating expenses, excluding severance and City of Industry related charges, totaled $39.4 million, a decrease of $4.9 million or 11% as compared to the year ended September 30, 2004.

EMCORE reported a fourth quarter operating loss, excluding the aforementioned City of Industry related charges, of $3.6 million, a decrease of $4.7 million as compared to the same period last year. Sequentially, the operating loss, excluding City of Industry related charges, increased by $200,000. For the year ended September 30, 2005, the operating loss, excluding severance and other City of Industry related charges, was $18.5 million, a decrease of $18.5 million from the year ended September 30, 2004.

Interest expense, net for the quarter totaled $936,000, essentially flat with last quarter and year over year. GELCORE, the Company’s joint venture with General Electric Lighting, returned to profitability during the quarter with the completion of the manufacturing move to Mexico. The Company’s share of GELCORE income amounted to $591,000 and included a favorable adjustment for taxes.

EMCORE reported a net loss for the quarter of $4.6 million, or $(0.10) per basic and diluted share. Excluding severance and City of Industry related charges, the net loss amounted to $3.9 million, or ($0.08) per basic and diluted share. This compares to a net loss of $9.6 million, or ($0.21) per basic and diluted share, for the same quarter a year ago. For the year ended September 30, 2005, EMCORE reported a net loss of $13.1 million, or $(0.28) per basic and diluted share. Excluding severance and City of Industry related charges, the net loss amounted to $9.9 million, or ($0.21) per basic and diluted share. This compares to a net loss of $12.3 million, or ($0.28) per basic and diluted share, for the year ended September 30, 2004.

Cash, cash equivalents and marketable securities at September 30, 2005 totaled approximately $40.2 million, an increase of $3.6 million from June 30, 2005. Favorable changes in working capital components accounted for the increase.

Management Discussion and Outlook

“Revenues of $37 million far exceeded our guidance of $34-$35 million and represented an increase of 11% sequentially and 45% when compared to last year. Bookings continue to increase and we are raising our revenue estimates for our first fiscal quarter of 2006 to $39 million. This quarter, we are pleased to report that cash provided by operating activities exceeded $5 million,” commented Mr. Reuben F. Richards Jr., President and CEO. “We are optimistic as we enter fiscal 2006: our backlog increased to a record $40.2 million in the September quarter, and we expect further increases in the December quarter based on early bookings; we have decreased our short term debt commitment by $14.4 million to just over $1 million; and we have exciting opportunities to enter the terrestrial solar cell market with our world leading 35% efficient solar cell,” added Mr. Richards.

Company & Quarterly Highlights

Nuon Solar Team Car wins 2005 World Solar Challenge using EMCORE solar cells.  The Nuon Solar Team and its car Nuna 3 have won the 2005 World Solar Challenge in a record-breaking time. The team covered the almost 1900 mile course from Darwin in the north of Australia to Adelaide in the south in a time of 29 hours, 11 minutes and posted an average speed of greater than 60 miles per hour. The Nuna 3 is covered with approximately 9 square meters of triple junction gallium arsenide solar cells purchased from EMCORE.

EMCORE will discuss these results further on a conference call to be held 9:00 a.m. eastern standard time on November 17, 2005. To participate in the call, U.S. callers should dial (toll free) 800-683-1525 and international callers should dial 973-935-2100. A replay of the call will be available beginning November 17, 2005 at 11:15 a.m. ET until November 24, 2005 at 11:59 p.m. ET. The replay call-in number for U.S. callers is 877-519-4471, for international callers it is 973-341-3080, and the access code is 6646855#. The call also will be web cast via the Company's web site at http://www.emcore.com. Please go to the site beforehand to download any necessary software.

About EMCORE

EMCORE Corporation offers a broad portfolio of compound semiconductor-based components and subsystems for the broadband, fiber optic, satellite, and wireless communications markets. EMCORE has three operating segments: Fiber Optics, Photovoltaics, and Electronic Materials and Devices. The company's integrated solutions philosophy embodies state-of-the-art technology, material science expertise, and a shared vision of our customer's goals and objectives to be leaders in the transport of voice, data, and video over copper, hybrid fiber/coax (HFC), fiber, satellite, and wireless networks. EMCORE's solutions include: optical components and subsystems for fiber-to-the-premise, cable television, and high speed data and telecommunications networks; solar cells, solar panels, and fiber optic ground station links for global satellite communications; and electronic materials for high bandwidth wireless communications systems, such as Wi-Fi Internet access and cell phones. Through its joint venture participation in GELcore, LLC, EMCORE plays a vital role in developing and commercializing next-generation High-Brightness LED technology for use in the general and specialty illumination markets. For further information about EMCORE, visit http://www.emcore.com.

Disclaimer

The information provided herein may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 relating to future events that involve risks and uncertainties. Such forward-looking statements include but are not limited to words such as "expects," "anticipates," "intends," "plans," believes," and "estimates," and variations of these words and similar expressions, identify these forward-looking statements. These forward-looking statements also include, without limitation, (a) any statements or implications regarding EMCORE’s ability to remain competitive and a leader in its industry, and the future growth of EMCORE, or the industry and the economy in general; (b) statements regarding the expected level and timing of benefits to EMCORE from its current cost reduction efforts, including (i) expected cost reductions and their impact on EMCORE’s financial performance, (ii) EMCORE’s continued leadership in technology and manufacturing in its markets, and (iii) the belief that the cost reduction efforts will not impact product development or manufacturing execution; (c) any statement or implication that the products described in this press release (i) will be successfully introduced or marketed, (ii) will be qualified and purchased by our customers, or (iii) will perform to any particular specifications or performance or reliability standards; (d) any and all guidance provided by EMCORE regarding its expected financial performance in future periods, including, without limitation, with respect to anticipated revenues for the first quarter of fiscal 2006. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected, including without limitation, the following: (a) a change in accounting treatment for items that are still under review in the preparation of the Company’s Annual Report on Form 10-K for fiscal 2005; (b) EMCORE’s cost reduction efforts may not be successful in achieving their expected benefits, (including, among other things, cost structure, gross margin and other profitability improvements), due to, among other things, shifts in product mix, selling price pressures, costs and delays related to product transfers to lower cost manufacturing locations and associated facility closures, and execution concerns; (c) the failure of the products (i) to perform as expected without material defects, (ii) to be manufactured at acceptable volumes, yields, and cost, (iii) to be qualified and accepted by our customers, and (iv) to successfully compete with products offered by our competitors and (d) other risks and uncertainties described in EMCORE's filings with the Securities and Exchange Commission such as cancellations, rescheduling or delays in product shipments; manufacturing capacity constraints; lengthy sales and qualification cycles; difficulties in the production process; changes in semiconductor industry growth; increased competition; delays in developing and commercializing new products; and other factors. The forward-looking statements contained in this news release are made as of the date hereof and EMCORE does not assume any obligation to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

EMCORE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the three and twelve months ended September 30, 2005 and 2004
(in thousands, except income (loss) per share)
(unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2005	2004	2005	2004

Revenue	$36,975	$25,539	$127,603	93,069
Cost of revenue	30,453	24,525	106,746	85,780
Gross profit	6,522	1,014	20,857	7,289

Operating expenses:
Selling, general and administrative	6,547	5,253	25,136	21,927
Research and development	4,240	5,260	17,429	23,555
Total operating expenses	10,787	10,513	42,565	45,482
Operating loss	(4,265)	(9,499)	(21,708)	(38,193)

Other (income) expenses:
Interest income	(303)	(225)	(1,081)	(783)
Interest expense	1,239	1,241	4,844	6,156
Gain from debt extinguishment	-	-	-	(12,312)
Investment loss	-	500	-	500
Equity in net (income) loss of GELcore	(591)	(232)	112	(789)
Total other expenses (income)	345	1,284	3,875	(7,228)
Loss from continuing operations	(4,610)	(10,783)	(25,583)	(30,965)

Discontinued operations:
Loss from discontinued operations	-	-	-	(2,045)
Gain on disposal of discontinued operations	-	-	12,476	19,584
Income from discontinued operations	-	-	12,476	17,539

Net loss	$(4,610)	$(10,783)	$(13,107)	$(13,426)

Per Share Data:
Basic and diluted per share data:
Loss from continuing operations	$(0.10)	$(0.23)	$(0.54)	$(0.72)
Income from discontinued operations	-	-	0.26	0.41
Net loss	$(0.10)	$(0.23)	$(0.28)	$(0.31)
Weighted average shares outstanding used in per basic and diluted share calculations	47,861	46,868	47,387	43,303

EMCORE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
As of September 30, 2005 and September 30, 2004
(in thousands)
(unaudited)

	As of September 30,	As of September 30,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$19,525	$19,422
Restricted cash	547	-
Marketable securities	20,650	32,150
Accounts receivable, net	22,633	20,775
Receivables, related parties	4,197	215
Inventories, net	18,348	14,839
Prepaid expenses and other current assets	3,638	2,496
Total current assets	89,538	89,897
Property, plant and equipment, net	56,957	65,354
Goodwill	34,643	33,584
Intangible assets, net	5,347	5,177
Investments in unconsolidated affiliates	12,698	10,003
Receivables, related parties	169	3,754
Other assets, net	6,935	5,474
Total assets	$206,287	$213,243

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$15,587	$16,064
Accrued expenses	19,078	15,292
Convertible subordinated note, current portion	15,775	-
Total current liabilities	50,440	31,356
Convertible subordinated note	80,276	96,051
Other liabilities	8	27
Total liabilities	130,724	127,434

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $0.0001 par, 5,882 shares authorized, no shares outstanding	-	-
Common stock, no par value, 100,000 shares authorized, 48,023 shares issued and 48,003 outstanding at September 30, 2005; 46,951 shares issued and 46,931 outstanding at September 30, 2004	392,466	389,750
Accumulated deficit	(315,971)	(302,864)
Accumulated other comprehensive loss	-	(111)
Shareholders’ notes receivable	-	(34)
Treasury stock, at cost; 20 shares	(932)	(932)
Total shareholders’ equity	75,563	85,809
Total liabilities and shareholders’ equity	$206,287	$213,243

In accordance with applicable regulations, a non-GAAP reconciliation is provided below, which allows investors to reconcile the non-GAAP measures discussed above to GAAP.  A non-GAAP financial measure is a numerical measure of a company's performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.  EMCORE believes that the additional non-GAAP measures are useful to investors for financial analysis.  Management also uses these measures internally to evaluate the company's operating performance, and the measures are used for planning and forecasting of future periods.  However, non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures.

EMCORE CORPORATION
RECONCILIATION OF NON-GAAP OPERATING EXPENSES
(in thousands)
(unaudited)

	Three Months Ended			Twelve Months Ended
	September 30, 2005	September 30, 2004	June 30, 2005	September 30, 2005	September 30, 2004

Operating expenses	$10,787	$10,513	$11,963	$42,565	$45,482
Adjustments:
Severance and City of Industry related charges	684	1,156	1,838	3,171	1,156
Non-GAAP operating expenses	$10,103	$9,357	$10,125	$39,394	$44,326

EMCORE CORPORATION
RECONCILIATION OF NON-GAAP OPERATING LOSS
(in thousands)
(unaudited)

	Three Months Ended			Twelve Months Ended
	September 30, 2005	September 30, 2004	June 30, 2005	September 30, 2005	September 30, 2004

Operating loss	$(4,265)	$(9,499)	$(5,232)	$(21,708)	$(38,193)
Adjustments:
Severance and City of Industry related charges	684	1,156	1,838	3,171	1,156
Non-GAAP operating loss	$(3,581)	$(8,343)	$(3,394)	$(18,537)	$(37,037)

EMCORE CORPORATION
RECONCILIATION OF NON-GAAP NET LOSS AND NET LOSS PER SHARE
(in thousands, except loss per share)
(unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2005	2004	2005	2004

Net loss	$(4,610)	$(10,783)	$(13,107)	$(13,426)
Adjustments:
Severance and City of Industry related charges	684	1,156	3,171	1,156
Non-GAAP net loss	(3,926)	(9,627)	(9,936)	(12,270)
Net loss per basic and diluted share	(0.10)	(0.23)	(0.28)	(0.31)
Non-GAAP net loss per basic and diluted share	$(0.08)	$(0.21)	$(0.21)	$(0.28)

CONTACT

EMCORE Corporation
Tom Werthan - Chief Financial Officer
(732) 271-9090
info@emcore.com

or

TTC Group
Victor Allgeier
(212) 227-0997
info@ttcominc.com